Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Research Corporation:

We consent to the use of our report dated March 31, 2009, with respect to the consolidated balance sheets of National Research Corporation and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Lincoln, Nebraska
June 11, 2009